UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 29, 2008

Ener1, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	0-21138	59-2479377
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 25C, New York, New York		10036
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212 920-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2008, Ener1, Inc. ("Ener1") entered into a Line of Credit Agreement (the "Agreement") with Ener1 Group, Inc. ("Ener1 Group"), Ener1's controlling shareholder. Subject to the terms and conditions of the Agreement, Ener1 is able to draw down up to $30 million through the eighteen (18) month anniversary of the first advance under the Agreement, of which not more than $10 million may be drawn down through March 31, 2009. Any funds advanced under the Agreement will bear simple interest at a rate of 8% per year. The principal and any unpaid interest will become due on the earlier of (i) the fifth day following an underwritten public equity offering of Ener1 common stock, or (ii) the eighteen (18) month anniversary of the first advance under the Agreement. Ener1 will pay to Ener1 Group a commitment fee in the form of a two-year warrant to purchase 1,250,000 shares of common stock at an exercise price equal to $8.25 per share. Each time that Ener1 requests an advance under the Agreement, it will issue to Ener1 Group an advance fee in the form of a warrant to purchase a number of shares of Ener1 common stock equal to the dollar amount of the advance divided by $20.00. The warrants will expire two years from the date of each advance, and have an exercise price equal to $8.25 per share.

Item 9.01 Financial Statements and Exhibits.

Exhibit 4.1 Warrant to Purchase Common Stock of Ener1, Inc. under Line of Credit Agreement dated December 29, 2008

Exhibit 10.1 Line of Credit Agreement dated December 29, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

December 30, 2008	By:	/s/ Gerard A. Herlihy

Name: Gerard A. Herlihy
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

4.1	Warrant to purchase common stock of Ener1, Inc. under Line of Credit dated December 29, 2008
10.1	Line of Credit Agreement dated December 29, 2008